Exhibit 16.1

[LETTERHEAD OF DELOITTE & TOUCHE LLP]

August 22, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Physicians Formula Holdings, Inc.’s Form 8-K dated August 16, 2011, and have the following comments:

1.  We agree with the statements made in the first sentence of paragraph one and paragraphs two, three, and five.

2.  We have no basis on which to agree or disagree with the statements made in the second sentence of paragraph one and paragraph four.

Yours truly,

/s/ Deloitte & Touche LLP